Exhibit 10.A.01

TVN -EUROCINEMA AGREEMENT

This agreement (the “Agreement”), dated as of March 14, 2005 (the “Effective Date”), is entered into by and between Eurocinema Corporation, a Delaware Corporation, with offices located at 387 Park Avenue South - 3rd floor New York, NY 10016 (“Eurocinema”), and TVN ENTERTAINMENT CORPORATION, a Delaware corporation, with offices located at 4111 West Alameda Avenue, Burbank, California 91505 (“TVN”) (each, a “Party” and collectively, the “Parties”).

WHEREAS, Eurocinema manages and operates on-demand programming services consisting of subtitled and English-language dubbed foreign films not distributed by a major Hollywood studio, and accompanying introductory and additional material (each a “Program”);

WHEREAS, Eurocinema wishes to distribute certain Programs to owners/operators of cable television systems or other systems which distribute video programming (“Operators”) to subscribers/customers for use on a video-on-demand (“VOD”) basis;

WHEREAS, TVN is engaged in the business of, among other things, acquisition, delivery and management (e.g., encoding, asset and platform management, and digital file transport) of video grade digital files (the “TVN Services”) for use in video distribution systems offering VOD, including on a pay-per-view basis (“a la carte”), Subscription VOD (“SVOD”) basis, and/or as part of a VOD tier to some or all subscribers (“Tier VOD”);

WHEREAS, the receiving equipment that is owned or otherwise controlled by TVN, including, without limitation, the software and hardware and any subsequent revisions and upgrades thereto (the “TVN Equipment”) used by TVN in connection with the delivery of VOD programming is located in the facilities of Operators (each a “TVN System”);

WHEREAS, Operators receive VOD programming from TVN pursuant to agreements between TVN and the Operators (each a “TVN Affiliate Agreement”), and the Operators distribute VOD programming to subscribers/customers (“Subscribers”) via a VOD server owned and operated by such Operators (a “VOD Server”);

WHEREAS, the agreements between Eurocinema and certain Operators anticipate that a third party may be licensed to deliver the encoded Programs owned or otherwise controlled by Eurocinema with a run time of a twenty minutes or greater (“VOD Titles”) as a part of Eurocinema’s VOD programming services (the “Eurocinema VOD Service”) to the systems of such Operators; and

WHEREAS, Eurocinema wishes to utilize the TVN Services to deliver Eurocinema’s VOD Titles to select TVN Systems of Operators licensed to offer the VOD Titles to their Subscribers.

NOW THEREFORE, TVN and Eurocinema agree that the TVN Services shall be used to deliver Eurocinema’s VOD Titles to the TVN Equipment of the authorized Systems pursuant to the following terms and conditions:

1.	GRANT OF RIGHTS.

(a)
Eurocinema hereby grants to TVN the exclusive, non-transferable license to encode and deliver VOD Titles to the authorized TVN Systems identified in Schedule A attached hereto (the “Systems”), which Schedule is incorporated herein by reference and which may be amended by Eurocinema from time to time, provided, with respect to adding Systems, that such System is a TVN System and Eurocinema provides at least thirty (30) days written notice of an update to Schedule A.

(b)
Except as otherwise specified in this Agreement, the Parties hereto acknowledge and understand that TVN has not and shall not acquire any proprietary rights in the copywrighted material, trademarks, service marks, and the other intellectual property included in the Programs and the Eurocinema VOD Service, including but not limited to the names of certain Programs, by reason of this Agreement.

(c)
Eurocinema reserves all rights in and to the Programs and other intellectual property of Eurocinema for its own use, except for the specific rights that are expressly granted to TVN under this Agreement. In the event that during the term of this Agreement, Eurocinema chooses to alter, modify, change or replace the “Eurocinema” name, mark or logo; that alteration, modification, change or replacement, will have no legal effect on the terms and conditions of this Agreement and the obligations of the parties hereunder; provided that this section does not authorize an assignment of this Agreement that is not in compliance with Section 12 below.

2.	DELIVERY OF VOD TITLES TO TVN

(a)
Eurocinema will deliver the VOD Titles at Eurocinema’s cost to TVN in accordance with TVN’s Content Provider Requirements (the “CPR,” attached hereto as Exhibit A, and future releases) and shall, in Eurocinema’s sole discretion, determine the VOD Titles that make up the Eurocinema VOD Service and any additional VOD Titles for which Eurocinema shall use the TVN Services hereunder.

3.	TVN SERVICES

(a)
For all VOD Titles for which Eurocinema utilizes TVN’s encoding services, TVN shall encode the VOD Titles in compliance with generally accepted standards of good practice and according to parameters specified in the CableLabs Video On Demand Content Specification Version 1.1 (“CLI 1.1”) or future releases thereof.

(b)	TVN shall provide the TVN Services as set forth on the attached Schedule B for management and delivery of VOD Titles to the Systems.

(c)
TVN shall distribute the VOD Titles and associated Metadata to the Systems as delivered to TVN by Eurocinema pursuant to the terms and conditions of this Agreement and in accordance with TVN’s multicast delivery schedule prior to the VOD Titles exhibition start date; provided that Eurocinema is in compliance with Section 2 hereof.

(d)
TVN is responsible for the delivery of the VOD Titles to the appropriate TVN Systems. TVN is not responsible for delivery in the event that any TVN System is unwilling or unable to accept the VOD Titles from the TVN Equipment into the VOD Server in the applicable System due to reasons including, but not limited to, technical issues, outside the immediate control of TVN.

(e)
Should Eurocinema wish to deliver a VOD Title without having complied with the requirements of Section 2 of this Agreement or at times other than as specified in TVN’s multicast delivery schedule (a “Special Delivery”), TVN will, in its sole discretion, determine if it can meet Eurocinema’s request, and if so will provide the Special Delivery on the terms set forth on Schedule C Attached hereto.

(f)
If TVN is notified by an Operator to not transport one or more VOD Titles to one or more of its Systems, TVN shall notify Eurocinema of such instructions, and will comply with such instructions until such time that Operator notifies TVN otherwise. Nothing herein shall require TVN to violate its obligations set forth in a TVN Affiliate Agreement.

(g)
If Eurocinema notifies TVN that one or more Systems are no longer authorized to distribute the Eurocinema VOD Service VOD Titles, then TVN shall promptly cease transporting VOD Titles to such System(s).

(h)
TVN shall maintain the TVN Equipment in good working order. TVN shall not edit or alter the content of any VOD Title. Except as otherwise permitted hereunder or as necessary for TVN to provide the TVN Services, TVN shall not, and shall not authorize other persons to copy, tape or otherwise reproduce any part of any VOD Title without Eurocinema’s prior written authorization.

(i)	As an optional service, TVN will provide centralized storage of VOD Titles at TVN’s facility. Eurocinema shall notify TVN in writing of its desire to utilize this option for the VOD Titles.

4.	EUROCINEMA’S USE OF TVN SERVICES

(a)	Eurocinema shall use the TVN Services exclusively for the encoding of Eurocinema VOD Titles.

(b)	Eurocinema shall use the TVN Services exclusively for the asset management and transport of Eurocinema VOD Titles to Operators subject to the following:
i)	TVN shall deliver the VOD Titles to all TVN Systems.
ii)
In the event that a non-TVN System is unable to receive the Eurocinema VOD Titles via the TVN Services, Eurocinema may instruct TVN to provide the VOD Titles encoded pursuant to Section 3(a) hereof to Eurocinema on DVD (or other mutually agreed medium) or to transport the VOD Titles to a mutually agreed 3rd party for transport to such non-TVN Systems. TVN shall not be responsible for costs associated with such 3rd party transport.

iii)
With respect to Time Warner only, until such time as Time Warner becomes a TVN System, Eurocinema may also require TVN to: (1) deliver the VOD Titles encoded pursuant to Section 3(a) hereof on DVD to iNDemand for delivery to Time Warner systems or (2) deliver the VOD Titles via the TVN Services to GDMX for secondary transport to Time Warner systems. TVN shall not be responsible for costs associated with such secondary transport.

(c)
TVN shall encode and/or transport up to a total of twenty (20) hours of run time of long form VOD Titles (i.e. twenty minutes of run time or longer) per month, refreshed at no more than twenty five percent (25%) per week. In the event Eurocinema wishes to encode and transport more than twenty (20) hours in a given month, TVN may accommodate such needs, at TVN’s sole discretion. In the event that Eurocinema wishes to encode and transport more than twenty (20) hours per month on a regular basis, Eurocinema shall provide no less than sixty (60) days prior written notice of its intention, and subject to TVN availability, TVN shall expand Eurocinema’s allotment appropriately, and the minimum monthly transport/encoding fee (see Section 5) shall increase proportionately.

(d)
Eurocinema’s initial VOD offering to Operators will consist of twenty (20) hours of VOD Titles, refreshed at a rate of thirty-three percent (33%) per month. The offering may be expanded to a total of thirty (30) hours.

(e)
Eurocinema may offer VOD Titles to Operators for distribution to Subscribers on an a la carte, SVOD or Tier VOD basis. In the event that Eurocinema desires to offer the VOD Titles for distribution by Operators to Subscribers on a different economic model, the Parties will negotiate in good faith the terms under which such alternative model may be offered.

(f)
Unless otherwise mutually agreed by the Parties, VOD Titles may not include (i) theatrically released feature films distributed by the major United States based motion picture studios offered on an SVOD or VOD Tier basis or (ii) adult content.

(g)
Eurocinema will first be made available to Subscribers on July 1, 2005 (the “Launch Date”). With at least forty-five (45) prior written notice, Eurocinema may elect to move the Launch Date to an earlier date. Within thirty (30) days of the Effective Date, Eurocinema will provide to TVN: i) a complete set of marketing materials for the initial offering of VOD Titles; and ii) a complete set of VOD Title masters for the initial month of distribution in compliance with the CPR, and (iii) all requirements as outlined in the CPR for the initial month’s content. TVN will have no obligation to include the fact that it is distributing the VOD Titles in its marketing materials until such time that Eurocinema is in compliance with this Section.

(h)
Eurocinema is responsible for performing all marketing and affiliate sales with respect to the Eurocinema VOD Service. Eurocinema will provide TVN with promotional materials, air checks, programming summaries and any other promotional materials that it determines are necessary for TVN to support Eurocinema’s affiliate sales efforts. TVN agrees to incorporate information regarding the Eurocinema VOD Service into its standard affiliate marketing materials. Nothing in this Section will require TVN to provide Eurocinema with affiliate sales support.

(i)
TVN will have the right to license the Eurocinema VOD Service directly to Operators, on terms and conditions to which the Parties mutually agree. TVN will notify Eurocinema in writing in the event that it wishes to directly license the Eurocinema VOD Service to an Operator, along with the terms and conditions under which it proposes. Eurocinema will notify TVN within five (5) business days of its approval or rejection of the terms; and a failure by Eurocinema to respond shall be deemed acceptance. Eurocinema will only reject the terms on a reasonable basis. Eurocinema agrees to reasonably cooperate with TVN to come to terms with the proposed Operator to distribute the Eurocinema VOD Service.

5.	FEES

(a)	Each month, Eurocinema shall pay TVN the greater of Services Fees or Revenue Share as defined below.

(b)	Services Fees.

i)
Eurocinema shall pay TVN encoding/transport fees of six hundred and fifty-five dollars ($655) per hour of run time of VOD Titles. Eurocinema will pay each month a minimum of the equivalent of ten (10) hours of encoding/transport fees.

ii)	Eurocinema shall pay TVN a remote asset management fee of Fifty Dollars ($50.00) per TVN receipt location per month.

(c)	Revenue Share.

i)
For VOD Titles offered to Subscribers on an SVOD basis, Eurocinema shall pay TVN ten percent (10%) of the total amount paid to Operators for subscription to the Eurocinema VOD Service with a minimum payment to TVN of fifty cents ($0.50) per month per subscriber to the SVOD package.

ii)
In the event that any Operator pays Eurocinema a fee to offer the Eurocinema VOD Service to its Subscribers, Eurocinema shall pay TVN the greater of ten percent (10%) of the total fee paid or $0.005 per VOD-enabled Subscriber of the applicable Operator.

iii)
For VOD Titles offered on an a la carte basis, Eurocinema shall pay TVN ten percent (10%) of the gross retail price paid by Subscribers with a minimum payment to TVN of thirty cents ($0.30) per Subscriber buy.

iv)
For revenue paid to Eurocinema for advertising or sponsorships incorporated into or associated with the VOD Titles and any merchandising sales generated by distribution of the VOD Titles, Eurocinema will pay TVN ten percent (10%) of such revenue.

v)	TVN’s revenue share shall continue through the later of the termination of this Agreement or each Operator agreement to carry the Eurocinema VOD Service signed during the Term.

vi)	In the event that TVN enters into a direct license agreement with an Operator pursuant to Section 4(i) above, TVN shall retain fifteen percent (15%) of gross revenue generated.

(d)	Additional Fees

i)
If Eurocinema requests delivery of encoded VOD Titles on DVD or other mutually agreed physical media pursuant to Section 4(b) hereof, Eurocinema shall pay TVN one hundred and ten dollars ($110) per unit of physical media (generally up to six (6) hours of run time), plus ten dollars ($10) per VOD Title.

ii)	In the event that Eurocinema uses TVN for storage of VOD Titles, Eurocinema shall pay TVN Four Dollars and Fifty Cents ($4.50) per hour of run time per month.

iii)
In the event that Eurocinema fails to meet its requirements under Section 4(g) hereof, Eurocinema will pay TVN a slotting fee of ten thousand dollars ($10,000) per month until these requirements are met.

(e)
All charges are exclusive of applicable federal, state, and local sales, use, excise, gross receipts, and other taxes ("Taxes") that may apply. Taxes due by law must be properly invoiced at the same time as the fees or charges on which such Taxes are based. In no event will Taxes include any taxes or tax-like surcharges determined by TVN’s income, net worth, franchise or property. If Eurocinema provides TVN with a duly authorized exemption certificate, TVN will exempt Eurocinema in accordance with law.

6.	PAYMENTS AND REPORTING

(a)
TVN shall invoice Eurocinema the appropriate Services Fees owed to TVN based upon the schedule of delivery of VOD Titles contained in the Eurocinema VOD Service on the first day of the month in which the TVN Services will be provided. Eurocinema shall pay TVN within thirty (30) days of receiving the invoice. Eurocinema shall further remit to TVN a complete report detailing a la carte buy rates, SVOD take rates, fees paid by Operators, subscriber distribution, views by title, and any other information necessary to compute the proper amount owed under Section 5 above within thirty (30) days of the end of the month in which Eurocinema receives reporting and payment from Operators. Eurocinema will pay TVN all amounts owed with the reporting to the extent that the reporting indicates that Eurocinema owes additional amounts to TVN for the applicable month.

(b)
TVN and Eurocinema shall each keep and maintain complete and accurate books and records for determining the fees owed during the entire term of this Agreement and for an additional period of one (1) year. Each Party may charge the other late charges of the lesser of (i) one and one half percent (1.5%) per month or (ii) the maximum percentage allowable under applicable law for fees not paid in a timely manner. Each Party, or its authorized representative, shall have the right once in any twelve month period to inspect, audit, and copy such books and records, directly related to this Agreement, of the other during normal business hours upon not less than thirty (30) days’ prior written notice.

(c)
During the initial twelve (12) months of the Term of this Agreement, Eurocinema will fund a deposit account with TVN with an amount equal to four months of the minimum fees due under this Agreement, with the initial deposit due on or before May 1, 2005. Without waiving any of its rights under this Agreement, in the event that Eurocinema is in default under this Agreement, TVN shall be entitled to apply all owed amounts against the deposit account. Eurocinema shall be obligated to immediately replenish the deposit accounts with all amounts applied against the deposit and pay all other amounts owed and outstanding.

(d)
In the event that TVN enters into a direct license agreement with an Operator pursuant to Section 4(i) herein, TVN shall report to and pay Eurocinema its share of the license fees based upon the amounts collected by TVN from Operators for Subscriber orders within thirty (30) days of receipt of reporting and funds by TVN.

7.	PUBLIC ANNOUNCEMENTS

The Parties agree to issue a press release regarding this Agreement. Neither Party shall issue a news release concerning this Agreement without the prior written approval of the other.

8.	REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; LIMIT OF LIABILITY

(a)
Each Party represents and warrants to the other Party that (i) such Party has the right to enter into this Agreement and to perform fully all of its obligations under the Agreement; (ii) there are no claims, litigation or other proceedings pending or threatened that would adversely affect the other Party’s rights or interests hereunder; and (iii) it is under no contractual or other legal obligation that in any way interferes with its ability to fully, promptly and completely perform hereunder.

(b)
Eurocinema represents and warrants that it is a corporation duly organized and validly existing under the laws of the State of ____________. Eurocinema further represents and warrants that: (i) Eurocinema has the right to grant the rights hereunder free and clear of any and all claims by any third party, and (ii) none of the VOD Titles provided by Eurocinema to TVN under this Agreement will: (a) be libelous, slanderous, obscene, defamatory or indecent; or (b) violate or infringe any civil or property rights, copyrights (including, without limitation, music synchronization and performance rights and dramatic and non-dramatic music rights), trademark rights, patent rights, rights of privacy, or other rights of any person or entity.

(c)
Eurocinema shall indemnify, defend and hold harmless TVN and its officers, directors, shareholders, employees and agents from and against any and all losses, settlements, claims, actions, suits, proceedings, investigations, judgments, awards, damages and liabilities (collectively, “Losses” and, individually, a “Loss”) that are sustained or incurred by or asserted against any of them and that arise out of (i) any breach of this Agreement by Eurocinema or (ii) the content of the VOD Titles (including, without limitation, any Loss arising out of libel, slander, defamation, indecency, obscenity, invasion of right of privacy or publicity, or infringement or violation of copyrights, music synchronization or performance rights, trademark rights, or patent rights) and shall reimburse them for any and all legal, accounting and other fees, costs and expenses (collectively, “Expenses”) reasonably incurred by any of them in connection with investigating, mitigating or defending any such Loss.

(d)
TVN shall indemnify, defend, and hold harmless Eurocinema and its affiliates (including its parent or controlling companies and related entities), officers, directors, shareholders, employees and agents from and against any and all Losses which are sustained or incurred by or asserted against any of them and which arise out of any breach of this Agreement by TVN and shall reimburse them for any and all Expenses reasonably incurred by any of them in connection with investigating, mitigating or defending any such Loss.

(e)
Promptly after receipt by a Party of notice of the commencement of any action, suit, proceeding or investigation in respect of which a claim for indemnification may be made hereunder by it or its affiliates, officers, directors, shareholders, employees or agents, such Party shall give written notice thereof to the other Party; but the failure to so notify the other Party shall not relieve the other Party from any liability or obligation which the other Party may have to any indemnified person (i) otherwise than under this Agreement or (ii) under this Agreement except to the extent of any material prejudice to the other Party resulting from such failure. If any such action, suit, proceeding or investigation is brought against an indemnified person, the indemnifying Party shall be entitled to participate therein and, if it wishes to assume the defense thereof with counsel satisfactory to the indemnified person (who shall not, except with the consent of the indemnified person, be counsel to the indemnified person) and gives written notice to the indemnified person of its election so to assume the defense thereof within fifteen (15) days after notice shall have been given to it by the indemnified person pursuant to the preceding sentence, shall be entitled to assume the defense thereof. Each indemnified person shall be obligated to cooperate reasonably with the indemnifying Party, at the expense of the indemnifying Party, in connection with such defense and the compromise or settlement of any such action, suit, proceeding or investigation. The indemnifying Party shall not enter into any settlement that imposes any liability on the indemnified Party or admits to any wrongdoing by the indemnified Party without the prior written consent of the indemnified Party.

(f)	Neither Party shall, for any reason or under any legal theory, be liable to the other Party for any punitive damages.

(g)	This Section 8 shall survive the expiration or earlier termination of this Agreement.

9.	TERM; TERMINATION

(a)
Subject to the terms and conditions herein, the term of this Agreement shall commence on the Effective Date and end on the fifth anniversary of the date that VOD Titles under this Agreement are first made available to Subscribers (the “Term”). Further, the Term shall automatically be extended for additional one (1) year periods, unless written notice of termination is given by either Party at least ninety (90) days prior to the scheduled date of termination.

(b)
Either Party shall have the right to terminate this Agreement by giving written notice to the other Party if the other Party has materially breached this Agreement and such breach shall not have been fully cured; provided, however, that, if such breach is fully curable, such Party shall not have the right to terminate this Agreement unless such Party shall have given written notice to the other Party of such breach and the other Party shall have failed to fully cure such breach within thirty (30) days after such notice shall have been given.

(c)
If a Party (i) makes a general assignment for the benefit of creditors, (ii) has appointed, voluntarily or involuntarily, any trustee, receiver, to it or a substantial part of its property, (iii) files, or has filed against it, a voluntary or involuntary petition in bankruptcy or (iv) makes any arrangement or otherwise becomes subject to any proceedings under the bankruptcy, insolvency, reorganization or similar laws of the United States or any state, and the Party fails to have any involuntary proceeding dismissed within ninety (90) days of service on the Party of notice of such involuntary proceeding, then the other Party shall have the right at any time thereafter to terminate this Agreement by giving written notice to such Party.

(d)	This Section 9(d) and Sections 8, 9(e), 10, 13, 15, 17, 18 and 19 shall survive the expiration or earlier termination of this Agreement for any reason.

(e)
Upon the termination of this Agreement, any amounts then due hereunder shall become immediately due and payable. Upon the expiration or earlier termination of this Agreement, TVN shall immediately discontinue the delivery of the VOD Titles. Not later than thirty (30) days after the expiration or earlier termination of this Agreement, any copies of the VOD Titles in TVN’s possession shall be destroyed or erased.

10.	CHOICE OF LAW

This Agreement shall be construed in accordance with the laws of the State of California, applicable to contracts entered into and to be performed therein. Each Party hereby (i) agrees that any action, litigation or proceeding arising out of or relating to this Agreement may be instituted only in any state or federal court sitting within the County of Los Angeles; (ii) waives any objection it might now or hereafter have to the venue of any such litigation, action or proceeding; (iii) irrevocably submits to the jurisdiction of any such court in any such litigation, action or proceeding; and (iv) waives any claim or defense of inconvenient forum.

11.	INDEPENDENT CONTRACTOR

The Parties hereto are independent contractors. Nothing in this Agreement may be construed to make the Parties partners or joint venturers or to make either Party liable for the obligations, acts or activities of the other.

12.	ASSIGNMENT

This Agreement, including both its obligations and benefits, shall inure to the benefit of and be binding upon the Parties and their respective successors, transferees and assigns, except that neither this Agreement nor either Party’s rights or obligations hereunder shall be assigned or transferred by Eurocinema without the prior written consent of TVN; provided, however, no consent shall be necessary in the event of an assignment to a successor or transferor entity resulting from a merger, acquisition, consolidation or sale of substantially all assets by Eurocinema or assignment to an entity under common control with, controlled by or in control of Eurocinema, unless such successor or transferor is a material, direct competitor of TVN, in which case such prior written consent shall be required.

13.	NOTICES

Unless otherwise stated herein, written notices shall be delivered by hand, postage pre-paid mail or national overnight private mail delivery or by fax or email (with contemporaneous delivery by one of the foregoing means) to the persons and at the addresses as set forth below and shall be deemed given upon transmission in the case of fax or email or otherwise upon delivery. Either Party may change its address for receipt of notice to the other Party by delivering written notice of such change pursuant to this Section.

If to TVN:	If to Eurocinema:

James P. Riley, Senior Vice President TVN Entertainment Corp. 4111 West Alameda Ave. Burbank, CA 91505 Fax: 818-526-5002 jriley@tvn.com	[Name] [Address] Fax: [email address]

With a copy to:	With a copy to:

General Counsel TVN Entertainment Corp. 4111 West Alameda Ave. Burbank, CA 91505	[CC:s]

Fax: 818-526-5003 jblinderman@tvn.com	Fax: [email]

With respect to financial matters:

If to TVN:	If to Eurocinema:

Michael Harmon Controller TVN Entertainment Corp. 4111 West Alameda Ave. Burbank, CA 91505 Fax: 818-526-5002 mharmon@tvn.com	[Name] [Address] Fax: [email address]

14.	WAIVER

No term or condition of this Agreement shall be waived, and no breach shall be excused, unless such waiver or excuse is in writing and signed by the Party against whom such waiver or excuse is claimed.

15.	SEVERABILITY

The invalidity under applicable law of any provision of this Agreement shall not affect the validity of any other provision of this Agreement, and in the event that any provision hereof would be determined to be invalid or otherwise illegal, this Agreement shall remain effective and shall be construed in accordance with its terms as if the invalid, illegal or unenforceable provision were not contained herein.

16.	FORCE MAJEURE

Neither Party shall be liable to the other hereunder for any delays, preemptions or other failure to perform when such delays, preemptions or failures are due to any cause beyond the control of the Party whose performance is so affected. In the event of any such delay, preemption or failure, the affected performing Party shall promptly notify the other Party of the nature and anticipated length of continuance of such force majeure, and during such period both parties shall be excused, to the extent necessary, from performance hereunder.

17.	CAPTIONS AND HEADINGS

The captions and headings are inserted in this Agreement for convenience only, and shall in no event be deemed to define, limit or describe the scope or intent of this Agreement, or of any provision hereof, nor in any way affect the interpretation of this Agreement.

18.	NO INFERENCE AGAINST AUTHOR

TVN and Eurocinema each acknowledge and agree that this Agreement was fully negotiated by the Parties and, therefore, no provision of this Agreement shall be interpreted against any party because such party or its legal representative drafted such provision.

19.	ENTIRE AGREEMENT

This Agreement contains the entire understanding of the Parties relating to the subject matter hereof and supersedes all prior agreements, whether oral or written, regarding such subject matter. In addition, the Parties agree that the right of first refusal and last negotiation contained in the “Video On Demand License Agreement” dated March 31, 2004 between TVN and Eurocinema shall be terminated. This Agreement may only be modified in writing, executed by both Parties.

This Agreement is duly executed as of the date first written above when signed by the authorized representatives of Eurocinema and TVN, respectively.

Agreed to and Accepted by:	Agreed to and Accepted by:
EUROCINEMA CORPORATION	TVN ENTERTAINMENT CORPORATION

Name: Title:	James P. Riley Sr. Vice President

SCHEDULE A

Authorized Systems

Schedule A-1

SCHEDULE B

Standard Services

The Standard Services provided as part of TVN Services shall include the following:

•	Content Preparation

•	Quality Control - Uploading and Viewing

•	Asset Package Configuration

•	Shared Storage

•	60-day centralized storage of content asset

•	Physical Transport

•	Encapsulate file

•	Uplink and Space Segment

•	Multicast delivery

•	Asset Management

•	Metadata ingestion, validation[3], and conversion

•	Metadata rules management

•	Asset monitoring, management, and control

•	Local configuration, upload and delete verification

3- See Content Provider Requirements (CPR) document under separate cover. TVN validates only that metadata conforms to Content Provider Requirements.

NEW SYSTEM LAUNCH

•
Upon Eurocinema providing TVN with notice of a new System launch, the TVN shall deliver the VOD Titles to such System in accordance with the TVN’s Transport Schedule, or as otherwise agreed to by the applicable Operator, Eurocinema and TVN.

Schedule B-1

SCHEDULE C

Special Delivery

In the event Eurocinema requests special delivery of a VOD Titles pursuant Section 3(e) of this Agreement, TVN will make reasonable efforts to deliver the title subject to schedule availability and in a manner mutually agreed upon by the Parties. For the purposes of this Schedule C, the TVN Standard Transport Rate is $4.25 per minute of run time, with a minimum payment of $85 per VOD Title.

In the event TVN delivers the VOD Title by secure satellite transmission (“SST”), Eurocinema will pay to TVN the following costs associated with such re-delivery via SST:

(i) If the VOD Title is delivered within two (2) to seven (7) days following the date Eurocinema provides notice to TVN, Eurocinema will pay TVN a 50% premium above TVN’s Standard Transport Rate; and

(ii) If the VOD Title is delivered in eight (8) or more days following the date Eurocinema provides notice to TVN, Eurocinema will pay TVN a 25% premium above TVN’s Standard Transport Rate.

In the event TVN delivers the VOD Title by hard drive, Eurocinema will pay TVN Seventy-five Hundred Dollars ($7,500) per head-end plus $50 per hour of run time of VOD Titles on such hard drive per head-end.

Schedule C-1

EXHIBIT A

TVN Content Provider Requirements
(As of the Effective Date)

Exhibit A-1